Filed pursuant to Rule 424(b)(3)

Registration No. 333-233390

PROSPECTUS SUPPLEMENT No. 72

(to Prospectus dated September 11, 2019)

PARKERVISION, INC.

18,014,164 Shares of Common Stock

This Prospectus Supplement relates to the prospectus dated September 11, 2019, as amended and supplemented from time to time (the “Prospectus”) which permits the resale by the selling stockholders listed in the Prospectus of up to 18,014,164 shares of our common stock, par value $0.01 per share (“Common Stock”) consisting of (i) up to 5,457,583 shares of Common Stock issuable upon conversion of, and for the payment of interest from time to time at our option, for convertible promissory notes dated June 7, 2019 through July 15, 2019 which have a fixed conversion price of $0.10 per share (the “Tranche 1 Notes”), (ii) up to 10,131,581 shares of Common Stock issuable upon conversion of, and for the payment of interest from time to time at our option, for convertible promissory notes dated July 18, 2019 which have a fixed conversion price of $0.08 per share (the “Tranche 2 Notes”), (iii) up to 625,000 shares of Common Stock issued as payment for services in conjunction with a consulting agreement dated June 7, 2019 (the “Fisher Consulting Agreement”) and (iv) up to 1,800,000 shares of Common Stock issuable upon exercise of a five-year warrant with an exercise price of $0.10 per share, subject to adjustment and issued as payment for services in conjunction with a consulting agreement dated July 22, 2019 (the “Park Consulting Warrant”).

We will not receive proceeds from the sale of the shares of Common Stock by the selling stockholders. To the extent the Park Consulting Warrant is exercised for cash, we will receive up to an aggregate of $180,000 in gross proceeds. We expect to use proceeds received from the exercise of the Park Consulting Warrant, if any, for general working capital and corporate purposes.

This Prospectus Supplement is being filed to update and supplement the information previously included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 17, 2025.  Accordingly, we have attached the 8-K to this prospectus supplement.  You should read this prospectus supplement together with the prospectus, which is to be delivered with this prospectus supplement.

Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.  Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

Our Common Stock is listed on the OTCQB Venture Capital Market under the ticker symbol “PRKR.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the SEC nor any such authority has approved or disapproved these securities or determined whether this Prospectus or Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 17, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 14, 2025

PARKERVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	000-22904	59-2971472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4446-1A Hendricks Avenue Suite 354, Jacksonville, Florida	32207
(Address of Principal Executive Offices)	(Zip Code)

(904) 732-6100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01              Entry into a Material Definitive Agreement.

On November 14, 2025, ParkerVision, Inc. (the “Company”) entered into a subscription agreement (the “Subscription Agreement”) with Lewis H. Titterton, Jr., a director of the Company (the “Investor”), pursuant to which the Investor agreed to purchase 4,761,905 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), for an aggregate purchase price of $1,000,000.  The $0.21 purchase price per share equals the last reported sale price of the Company’s Common Stock on the OTCQB Venture Market on November 14, 2025.  The closing of the transaction is expected to occur on or prior to November 18, 2025.  The offering was made by the Company directly to the Investor, without an underwriter or placement agent.

The offering was made pursuant to the Company’s existing shelf registration statement on Form S-3 (Registration No. 333-287427), which was filed with the Securities and Exchange Commission (“SEC”) on April 25, 2025 and declared effective by the SEC on May 28, 2025, and will be described in more detail in a prospectus supplement to be filed with the SEC.

Because the Investor is a member of the Company’s board of directors, the transaction was reviewed and approved by the disinterested members of the Company’s board of directors in accordance with Section 607.0832 of the Florida Business Corporation Act.

The foregoing description of the Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Subscription Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.  A copy of the opinion of Graubard Miller relating to the legality of the issuance and sale of the securities in the offering is filed as Exhibit 5.1 to this Current Report on Form 8-K.

 Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description
5.1	Opinion of Graubard Miller
10.1	Subscription Agreement dated November 14, 2025, between ParkerVision, Inc. and Lewis H. Titterton, Jr.
23.1	Consent of Graubard Miller (included as part of Exhibit 5.1)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 17, 2025
PARKERVISION, INC.

By /s/ Cynthia French
Cynthia French
Chief Financial Officer